Securities and Exchange Commission Registration No.: 000-32309
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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549

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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        MASTER DISTRIBUTION SYSTEMS, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    Nevada                  2842                86-1010155
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(State or other jurisdiction of  (Primary Standard Industrial   (IRS Employer
incorporation or organization)   Classification Code Number) identification No.)


                          20554 Builders St., Suite #1
                               Bend, Oregon 97701
                                 (541) 350-0341
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Michael P. Boyle
                          20554 Builders St., Suite #1
                               Bend, Oregon 97701
                                 (541) 350-0341
       -------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered           per Share (1)(2)           Offering Price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
----------------------- --------------------- ------------------------- ------------------------- --------------------
Common Stock                   1,275,700                 $0.10                    $127,570                $16.60
----------------------- --------------------- ------------------------- ------------------------- --------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                        1,275,700 shares of common stock

                        MASTER DISTRIBUTION SYSTEMS, INC.
                          20554 Builders St., Suite #1
                               Bend, Oregon 97701

     1,275,700 shares of common stock of Master Distribution Systems, Inc. ($0.10 per share)

This is an offering of 1,275,700 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.10 per share for a total of $127,570. The price of $0.10 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 12, 2004.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors................................  5

Prospectus Summary...........................................................  5

The Offering.................................................................  5

Summary of Financial Information.............................................  6

Risk Factors.................................................................  6

Forward-Looking Statements................................................... 10

Use of Proceeds.............................................................. 10

Determination of Offering Price.............................................. 10

Dilution..................................................................... 10

Selling Security Holders..................................................... 10

Plan of Distribution......................................................... 12

Legal Proceedings............................................................ 14

Directors, Executive Officers, Promoters and Control Persons................. 14

Security Ownership of Certain Beneficial Owners and Management............... 17

Description of Securities.................................................... 18

Interests of Named Experts and Counsel....................................... 18

Description of Business...................................................... 18

Management's Discussion and Analysis or Plan of Operation.................... 24

Description of Property...................................................... 28

Certain Relationships and Related Transactions............................... 28

Market for Common Equity and Related Shareholder Matters..................... 29

Dividend Policy.............................................................. 29

Executive Compensation....................................................... 29

Legal Matters................................................................ 30

Securities Act Indemnification Disclosure.................................... 30

Experts...................................................................... 30

Transfer Agent............................................................... 30

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures.................................................................. 30

PART II - Financial Statements............................................... 31

Signtures ................................................................... 53

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or "MDS," refer to Master Distribution Systems, Inc., a corporation formed under the laws of the State of Nevada on July 16, 1998.

We were originally incorporated in the State of Nevada on July 16, 1998, as "Roberts & Levin, Inc. ("RLI")". We had never engaged in any prior business or financing activities prior to July 28, 2004, except for activities related to seeking a suitable merger or acquisition candidate. On March 21, 2004, our shareholders approved an amendment to our Certificate of Incorporation changing our name to "Master Distribution Systems, Inc." On March 24, 2004, we filed a Certificate of Amendment with the Secretary of State of Nevada changing our name to Master Distribution Systems, Inc.

We are  currently  engaged  in  the  business  of  establishing,  operating  and reselling dealerships to provide services to restore, repair and renew residential and commercial insulated glass units (IG Units) in window and patio doors by applying thermal pane moisture control systems to remove moisture and condensation, restore insulation value and prevent the re-occurrence of condensation in insulated glass units and prevent the further degradation of failed insulated glass units in place. Initially new Master Dealership Agreements will be sought to complement the IG repair business, so that MDS can offer complete glass restoration dealerships, which include scratch removal and glass coating.


Our executive offices are located at 20554 Builders St., Suite #1, Bend, Oregon 97701. Our telephone number is (541) 350-0341. Our website is www.igwiz.com.


THE OFFERING

Securities Offered: Up to  1,275,700  shares of  common  stock.  The  securities offered are those of the existing shareholders only.


Price per share:    $0.10 as determined by the selling  shareholders.  The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

Securities Issued
And Outstanding:    10,546,000   shares  of  common   stock   were   issued  and
                    outstanding as of the date of this prospectus.

Use of Proceeds:    We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Plan of
Distribution:       We are unaware of the nature and timing of any future  sales of our common stock by existing shareholders.

Registration Costs: We  estimate  our total  offering  registration  costs to be
                    $23,566.60.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

                               Six Month Period Ended     Year Ended          Year Ended
        Income Statement           June 30, 2004       December 31, 2003  December 31, 2002
------------------------------ ----------------------- ------------------ -----------------
Revenues                             $  19,075              $      0           $      0
------------------------------ ----------------------- ------------------ -----------------
Net Income (Loss)                      (50,997)             $ (4,358)          $ (4,335)
------------------------------ ----------------------- ------------------ -----------------
Net Income (Loss per Share)                                 *                  *
------------------------------ ----------------------- ------------------ -----------------

------------------------------ ----------------------- ------------------ -----------------
        Balance Sheet
------------------------------ ----------------------- ------------------ -----------------
Total Assets                         $  16,306              $      0           $      0
------------------------------ ----------------------- ------------------ -----------------
Total Current Liabilities               54,260              $ 19,933           $ 15,575
------------------------------ ----------------------- ------------------ -----------------
Shareholders' Equity (Deficit)         (37,954)              (19,933)           (15,575)
------------------------------ ----------------------- ------------------ -----------------

* less than $.01 per share

RISK FACTORS

The securities offered are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following material risk factors among other things, as well as all other information set forth in this prospectus.

Our auditor has raised doubt about our ability to continue as a going concern.

As set forth in Note 1 to the consolidated financial statements, the consolidated financial statements contained in this report have been prepared on a "going concern" basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In conjunction with their 2003 year end audit, our independent accountants have issued an audit opinion with respect to our 2003 consolidated financial statements which includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our position as the single provider of our products and services may be perceived as a weakness by potential dealers that could adversely affect our ability to market our Dealerships resulting in a significant decline in our revenues.

Our position in the marketplace as the sole provider of our products and services may be perceived as a weakness in the early stages by potential dealers because of vulnerability should Crystal Clear (defined below), the company that owns the technical process and intellectual property rights, suffer bankruptcy or some other liquidating event, as it is the sole manufacturer of the proprietary parts and liquid solutions used by us in the repair process. While we provide for an Escrow Agreement with provisions for this contingency whereby an independent third party Escrow Holder has all of the proprietary information and manufacturing know how that all Authorized Dealers can access in the event of our failure to deliver the supplies, potential dealers may still be hesitant to enter into a relationship with us and that could adversely affect our ability to market our Dealerships. If so, our revenues would significantly decline.

The glass industry may not accept our new repair technology that would adversely affect our sales of Dealerships and decrease our revenues.

There is often an initial resistance to new technology and we anticipate that the glass industry will take some time to accept the new IG Unit repair technology. Therefore, failure by the glass industry to accept our new repair technology could result in a decrease in sales of Dealerships and revenues from the Dealerships we operate.

Our failure to meet a pre-established timetable to purchase fifty (50) Dealerships could result in the early termination of our Master Dealership and Resale Agreement and adversely affect our ability to continue to operate as a going concern.

Our Master Dealership and Resale Agreement (the Agreement") with Crystal Clear (defined below) requires us to purchase fifty (50) Dealerships (as defined below) over the two-year term of the Agreement in accordance with a pre-established timetable set forth in the Agreement. If we fail to meet this timetable, Crystal Clear shall have the right to terminate the Agreement upon 120 days written notice, unless we can cure this default within the 120-day period. Any early termination of the Agreement by Crystal Clear would adversely affect our ability to continue to operate as a going concern.

Our failure to complete the purchase and sale of fifty (50) Dealerships during the term of the Agreement could result in the non-renewal of the Agreement for another two-year term that would adversely affect our ability to generate additional revenue and generate a profit.

The Agreement requires us to purchase fifty (50) Dealerships over the two-year term of the Agreement. If we fail to purchase fifty (50) Dealerships during the term of the Agreement, Crystal Clear shall have no obligation to renew the Agreement for an additional two-year term that would adversely affect our ability to expand our business, generate additional revenues and turn a profit.

We may need to raise additional funds to the extent that current cash flows are insufficient to fund future on-going operations or we may be unable to fully execute our plan of operation.

We anticipate that our cash flows from operations will be adequate to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the funds generated by our on-going operations are insufficient to fund our future operating requirements, it may be necessary to raise additional funds, through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we will still be able to execute most of the business plan but it will take longer to set up our wholly or partly owned Dealerships.

Our failure to carry liability insurance could result in losses to us in the event of litigation.

We presently have no liability insurance coverage and we do not anticipate acquiring any in the future. If we are involved in any litigation resulting from our activities, it is possible that we could be forced to expend substantial sums on legal fees even if there is no basis for naming MDS as a defendant. Further, we could be subject to an award for damages in the event we are found liable in any such litigation. Even if we ultimately win in any such litigation, there can be no assurance that any decision will not result in consequent loss to us and, therefore, to our investors and shareholders.

Loss of current management could result in the cessation of our business activities and the entire loss of an investor's investment.

Our success depends largely on the skills of certain key management, in particular our Director and President, Harry P. Beugelink, and Michael P. Boyle, our Director, Chief Operating Officer and the President of our subsidiary IG Wizard, Inc. We currently have a two (2) year employment agreement with Mr. Boyle, but we have no agreement with Mr. Beugelink. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees, particularly Mr. Beugelink and Mr. Boyle, could result in the cessation of our business and the entire loss of an investor's investment.

Our majority shareholder shall have the ability to control matters requiring shareholder approval and therefore has the ability to significantly influence all matters requiring shareholder approval.

Our majority shareholder, OFG EuroPacific, Limited, a Cyprus corporation ("OFG"), owns approximately 86% of our outstanding shares of common stock. As a result, OFG will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of our company. Our officers and directors do not intend to purchase any of the shares in this offering.

Our failure to compete successfully against existing or future competitors could negatively impact our ability to generate revenues and achieve profitability.

o The commercial and residential window glass replacement business is very fragmented and highly competitive. Many of our competitors are well established, have longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources. As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities or customer requirements. Existing or future competitors may develop or offer products that provide price, service, or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, our revenues will be reduced and we may not achieve profitability.

Shareholders could experience substantial dilution if we issue additional shares of our capital stock.

Over the next twelve (12) months, we intend to issue additional equity securities to raise additional cash to expand our operations. If we issue additional shares of our capital stock, shareholders will experience dilution in their respective percentages of ownership in MDS. The issuance of additional common stock will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and investors may not be able to find purchasers for their shares of our common stock.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. While we, in conjunction with broker-dealers, intend to apply to the NASD to have our stock publicly traded on the Over-the-Counter Electronic Bulletin Board, no assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community.

We have no present intention to pay dividends.

We have never paid dividends or made other cash distributions on the common stock, and do not expect to declare or pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.

Penny stock regulations may have the effect of reducing the trading activity in the secondary market for our stock that becomes subject to those penny stock rules.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions, which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 1,275,700 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.10 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of August 12, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following  table provides as of August 12, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering; 4. The percentage owned by each; and 5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 1,275,700 shares outstanding on July 31, 2004.

------------------------------------------------------------------------------------------
Selling Shareholders         Shares of      Shares       Shares
                             Common Stock   of           of         Percentage  Percentage
                             Owned Prior    Common       Common     of          of
                             to Offering    Stock to     Stock      Common      Common
                                            be           Owned      Stock       Stock
                                            Offered      After      Owned       Owned
                                            for Sale     the        Before      After
                                                         Offering   the         the
                                                                    Offering    Offering
------------------------------------------------------------------------------------------
Daniel Allen                       3,000       3,000          0       *            0.00%
Kirk Aulin                         3,000       3,000          0       *            0.00%
Patricia Aulin                     3,000       3,000          0       *            0.00%
Steve Aura                         3,000       3,000          0       *            0.00%
Pater Bains                        3,000       3,000          0       *            0.00%
Douglas Barrett                    3,000       3,000          0       *            0.00%
Roger Batryn                      10,000      10,000          0       *            0.00%
Stan Bott                          3,000       3,000          0       *            0.00%
Paolo Cassale                     20,000      20,000          0       *            0.00%
Cocohill Consulting Ltd.(1)      250,000     250,000          0     0.03%          0.00%
Contract Index (2)                40,000      40,000          0       *            0.00%
Doris Durante                      3,000       3,000          0       *            0.00%
Jeannine Durante                   3,000       3,000          0       *            0.00%
Pater Durante                      3,000       3,000          0       *            0.00%
Randall Durante                    3,000       3,000          0       *            0.00%
Beverly Ericksteen                 4,000       4,000          0       *            0.00%
Jim Ericksteen                   200,000     120,000     80,000     0.02%            *
Jo-Anne Ericksteen                20,000      10,000     10,000       *              *
Kevin Ericksteen (3)             156,000      56,000    100,000     0.01%            *
John Fenema                       20,000      20,000          0       *            0.00%
Mike Finch                         3,000       3,000          0       *            0.00%
Gain Management Ltd. (4)         250,000     250,000          0     0.03%          0.00%
Darlene Gouin                      3,000       3,000          0       *            0.00%
Edwin Gouin                        3,000       3,000          0       *            0.00%
Henry Hessels                     40,000      40,000          0       *            0.00%
Paul Hobbs                        40,000      40,000          0       *            0.00%
Gary Ireland                       3,000       3,000          0       *            0.00%
David Laforge                      3,000       3,000          0       *            0.00%
Nancy Laforge                      3,000       3,000          0       *            0.00%
Carlos Ledesma                    19,700      19,700          0       *            0.00%
Sharon Lorence                     3,000       3,000          0       *            0.00%
Dale McFadden                     20,000      20,000          0       *            0.00%
Brett McLean                       3,000       3,000          0       *            0.00%
Danny McLean                       3,000       3,000          0       *            0.00%
Paul Meyer                        40,000      40,000          0       *            0.00%
Andy Miller                        3,000       3,000          0       *            0.00%
Gary Moore                         3,000       3,000          0       *            0.00%
Sharon Moore                      20,000      20,000          0       *            0.00%


                                       11

SELLING SECURITY HOLDERS - continued

Mike Newman                        3,000       3,000          0       *            0.00%
Deanna Olson (5)                  20,000      10,000     10,000       *              *
Dave Pehl                          3,000       3,000          0       *            0.00%
Kelly Pehl                         3,000       3,000          0       *            0.00%
Chris Plumb                       50,000      50,000          0       *            0.00%
Steven Rodgers                     3,000       3,000          0       *            0.00%
Beverly Saunders                  40,000      40,000          0       *            0.00%
Phil Smid                         70,000      70,000          0       *            0.00%
Everett Sponaugle                  3,000       3,000          0       *            0.00%
Sandy Sponaugle                    3,000       3,000          0       *            0.00%
Bernice Starret                   10,000      10,000          0       *            0.00%
Darryl Tateishi                    3,000       3,000          0       *            0.00%
Mike Tateishi                      3,000       3,000          0       *            0.00%
Darryl Walker                      3,000       3,000          0       *            0.00%
Jim Wieler                         3,000       3,000          0       *            0.00%
Joel Wiersma                      40,000      40,000          0       *            0.00%
------------------------------------------------------------------------------------------
 Total                         1,475,700   1,275,700    200,000      100%           100%
==========================================================================================

     * = Less than 0.01%

(1)  Cocohill Consulting, Ltd. is controlled by Lloyd Merrifield
(2)  Contract Index is controlled by Jay Jolly
(3)  Kevin Ericksteen is a former director and officer of our company.
(4)  Gain Management Ltd. is controlled by Sam Mcleod
(5)  Deanna Olson is a former director and officer of our company

Exept as set forth above, to our knowledge, none of the selling shareholders:

1. Has had a material relationship with MDS other than as a shareholder as noted above at any time within the past three (3) years;
2.   Has ever been an officer or director of MDS; or
3.   Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.10 per share. The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b)

Rule 144 allows resale of restricted and control securities after a one year holding period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock listed on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.10 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by market conditions. Selling shareholders may also sell in private transactions. We cannot predict the prices at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealer's fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or persons acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before their first sale and ending with the date of their last sale, bid for, purchased, or attempted to induce any person to bid for or purchase our common stock.

In January 2000, the Commission issued an interpretative letter to the NASD which concluded that promoters or affiliates of a blank check company and their transferees would act as "underwriters" under the Securities Act when reselling the securities of a blank check company. Such letter also indicated that the Commission believed that those securities can be resold only through a registered offering. Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of such Rule. The Commission also believes that shareholders who obtain securities directly from a blank check issuer, rather than through promoters and affiliates, may not use Rule 144 to resell their securities, since their resale transactions would appear to be designed to distribute or redistribute securities to the public without compliance with the registration requirements of the Securities Act.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name                       Age Position             Term Commenced Term Expires
------------------------- ---- -------------------- -------------- -------------
Harry P. Beugelink         55  Director/President/  June 28, 200   June 27, 2005
#54 Paseo De La Huerta         Treasurer/Secretary
Ajijic, Jalisco, Mexico
45920
Michael P. Boyle           43  Director/Chief       July 25, 2004  July 24, 2005
66932 Sagebrush Lane Bend,     Operating Officer
Oregon
97701
------------------------- ---- -------------------- -------------- -------------

The foregoing persons may be deemed "promoters" of MDS, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Mr. Beugelink devotes approximately sixty percent (60%) of his time to the combined business of MDS and IGW, and the remainder of his time to his other business interests as set out below. Mr. Beugelink regularly works 40 hours per week and devotes approximately 24 hours a week to MDS and IGW business.

Mr. Boyle is a full time employee of MDS and IGW.

On June 18, 2004, Mr. Boyle executed an employment agreement with us that has a term of two (2) years commencing July 15, 2004 entitling Mr. Boyle to an annual salary of $96,000 and 250,000 shares of our common stock to be paid 50,000 shares on the execution date of the agreement, 100,000 shares on the first anniversary date of the agreement and 100,000 shares on the second anniversary date of the agreement. Mr. Boyle shall also be entitled to a twenty five percent (25%) equity participation in each location that we establish. The agreement also contains a noncompete provision that survives for a period of one year after the termination of the agreement, and a requirement that Mr. Boyle execute our Confidentiality and Invention Assignment Agreement prior to commencing his duties, with which he has complied.

We have no employment agreement with Harry P. Beugelink, nor do we intend to enter into such an agreement in the foreseeable future.

No executive officer or director of MDS has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of MDS has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No executive officer or director of MDS is the subject of any pending legal proceedings.

Harry P. Beugelink, Director/President/Treasurer/Secretary, Age 55:

Place of Birth: Enschede, the Netherlands

Residence:     #54  Paseo de la  Huerta,  Frac.  La  Floresta  Ajijic,  Jalisco,
               Mexico, CP 45920

Citizenship:   Canadian

Occupations:

1976-1979:     Sales Engineer,  NEM BV., Leiden, the Netherland  Responsible for
               preliminary boiler design and preparation of proposals for waste heat steam generator plants.

1979-1984:     Engineer/Project  Manager,  H.A.Simons  Ltd,  Vancouver,  Canada.
               Responsible  for  engineering  of  power  plants  in pulp  mills.
               Overseeing  the work of a team of designers and  draftsmen.  From
               1982 to 1984 assigned to supervise several construction contracts
               of  a   pulpmill   expansion   project   for   Australian   Paper
               Manufacturers Ltd. in Melbourne, Australia.

1984-1991:     Plant  Manager,  Indal Building  Products,  Port  Coquitlam,  BC,
               Canada Responsible for the design, manufacturing and distribution of aluminum windows and patio doors for a large aluminum window manufacturing plant producing from 500 to 1000 insulated glass units and windows per day.

1991-1997:     VP & Gen. Manager,  Coast Steel Fabricators Ltd., Port Coquitlam,
               BC, Canada Responsible for the overall operation of a heavy steel engineering, manufacturing and construction company, specializing in the design and construction of large telescope enclosures and other specialty structures.

1997-2002:     Self Employed,  Import-Export and Management Consultant. Assisted
               several companies with the implementation of operation systems and controls

2002- Present: Partner, CFO and COO OFG EuroPacific Limited. Responsible for the
               administration and financial reporting of OFG and contributing management and technical expertise for companies OFG is supporting.
Education:

MSc.           Twente University, Enschede, the Netherlands, 1976

MBA            Simon Fraser University, British Columbia, Canada, 1992

Memberships:   Professional Engineers Association of British Columbia 1982- 1999

Mr. Beugelink has not, and currently does not serve as a director or officer of any other public company.

Michael P. Boyle, Director, Chief Operating Officer, Age 43

Professional Experience

2000 - Present Glas-Weld Systems Inc., Bend, Oregon
CEO/President
Oversee and direct operations for the sales, marketing, development and training of glass restoration products and services for the flat and automotive glass industry. Serving over 22 countries, 3000 customers and dealers worldwide. 2003 realized the best sales and growth in the company's 22-year history. Customer base is comprised mainly of dealers, glass manufactures, national, and international glass companies, and distributors.

1994 -2000     Realmedia Multimedia Productions Bend, Oregon
Owner
Developed and designed multimedia presentation software/hardware and web based solutions for sales and training driven organizations. Designed voice driven applications integrated with presentation, web based Microsoft applications, and operating systems.

1987-1993      Mogul Mouse Inc., Bend, Oregon
General Manager
Responsibilities included daily management operations of a snow & water-ski retail operation In Central Oregon. Assisted 10 additional locations throughout Oregon and Nevada. Implemented computer integration for POS and Inventory Control. Over a 3-year period, the Bend stores achieved a 25 percent improvement in sales under Mr. Boyle's direction.

     o Professional Skills and Qualifications: Over 20 years of professional management experience including personnel, inventory and financial management.

     o Direct involvement in development of process and implementation of training and management programs.

     o    Extensive IT and software skills.

     o Additional skills include marketing and graphics design, packaging and print experience.

Professional Memberships   2003-Present

Education
Associates Degree - Pierce College, Woodland Hills, California, 1983
Business / Computer Science - Cal State University Northridge, Northridge, California, 1985
Business Management - Harmon Management Institute, Orem, Utah, 1992
Vice President National Glass Association/Nation Windshield Repair Association

     o    Bend Chamber of Commerce

     o    Opportunity Knocks Think Tank

Mr. Boyle has not, and currently does not serve as a director or officer of any other public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of August 12, 2004, certain information with respect to the beneficial ownership of our common and preferred stock by (i) each director and officer of MDS (ii) each person known to MDS to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner            Common Shares Beneficially
or Name of Officer or Director              Owned                      Percent
--------------------------------------------------------------------------------
Harry P. Beugelink                            0                           0
Director/ President/
Treasurer/Secretary
#54 Paseo De La Huerta
Ajijic, Jalisco, Mexico
45920

Michael P. Boyle                               50,000                     0.47%
Director/Chief Operating Officer
66932 Sagebrush Lane
Bend, Oregon 97701
OFG EuroPacific, Ltd.  (1)                     9,020,300                 85.5%
Neocleous House
188, Arch Makarios III Avenue
CY - 3608  Limassol

--------------------------------------------------------------------------------
Total Director/Officer/
5% Owners                                      9,070,300                 85.97%

(1) Harry P. Beugelink is a director and officer of OFG EuroPacific, Ltd. and controls 37.5% of its common stock.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of MDS consists of 25,000,000 shares of common stock having a par value of $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

DESCRIPTION OF BUSINESS

                                   The Company

Master Distribution Systems, Inc. was originally incorporated in the State of Nevada on July 16, 1998, as "Roberts & Levin, Inc." ("RLI"). RLI had never engaged in any prior business or financing activities prior to June 28, 2004, except activities related to seeking a suitable merger or acquisition candidate. On March 21, our shareholders approved an amendment to our Certificate of Incorporation changing our name to "Master Distribution Systems, Inc." On March 24, 2004, we filed a Certificate of Amendment with the Secretary of State of Nevada changing our name to Master Distribution Systems, Inc.

On June 25, 2004, our Board of Directors authorized a 3 for 1 forward split of our common stock. Prior to the forward split, we had 1,000,000 shares of our common stock issued and outstanding. After the forward split, we had 3,000,000 shares of its common stock issued and outstanding.

On June 28, 2004, Kevin Ericksteen, our then Director and President, and Deanna Olson, our then Director, Secretary and Treasurer, returned an aggregate of 2,504,000 shares of our common stock held by them to the treasury of our company. After the return of these shares to treasury, we had 496,000 shares of our common stock issued and outstanding.

On June 28, 2004, we issued a total of 10,000,000 shares of our common stock to OFG EUROPACIFIC LIMITED, a Cyprus corporation ("OGF"), pursuant to a Stock Purchase Agreement of even date. The shares were issued to OFG for $475,200 in commissions earned by OFG for services rendered in negotiating and assisting in the procurement of the Master Dealership and Resale Agreement dated April 28, 2004, by and among Crystal Clear Window Works (Canada), Inc., Crystal Clear Window Works, Inc. and MDS. The 10 million shares issued were valued by the Board of Directors at par, $.001 per share, for at total of $10,000, which approximates the legal and travel costs incurred by the unrelated party, OFG EuroPacific Limited (OFG), a Cyprus corporation, to facilitate the rights provided by a Canadian based manufacturing company, Crystal Clear Window Works, Inc. The issuance increased the amount of our issued and outstanding shares of common stock from 496,000 to 10,496,000, resulting in a change of control of our company.

On June 28, 2004, Kevin Ericksteen and Deanna Olson, without disagreements or conflicts, resigned their positions as Directors of MDS. Prior to their resignation, Mr. Ericksteen and Ms. Olson unanimously appointed Harry P. Beugelink Director of MDS via written consent in accordance with the laws of the State of Nevada. On June 28, 2004, Kevin Ericksteen resigned as our President, and Deanna Olson resigned as our Secretary and Treasurer. The Board of Directors appointed Harry P. Beugelink, President, Secretary and Treasurer of our company. Mr. Ericksteen and Ms. Olson do not currently hold any position with our company.

On July 25, 2004, our sole director, Harry P. Beugelink, appointed Michael P. Boyle Director of MDS to fill the existing vacancy via written consent in accordance with the laws of the State of Nevada.

                                  The Business

We are engaged in the business of establishing, operating and reselling dealerships to provide services to restore, repair and renew residential and commercial insulated glass units in window and patio doors by applying thermal pane moisture control systems to remove moisture and condensation, restore insulation value and prevent the re-occurrence of condensation in insulated glass units and prevent the further degradation of failed insulated glass units in place.

On April 28, 2004, we entered into a Master Dealership and Resale Agreement (the "Agreement") with Crystal Clear Window Works (Canada), Inc. and Crystal Clear Window Works, Inc. (hereinafter together referred to as "Crystal Clear"). Crystal Clear has developed certain information, tools and methods used to provide services to restore, repair and renew residential and commercial insulated glass units in window and patio doors by applying thermal pane moisture control systems to remove moisture and condensation, restore insulation value and prevent the re-occurrence of condensation in insulated glass units and prevent the further degradation of failed insulated glass units in place (the "Services"). Further, Crystal Clear also (i) manufactures certain filters and valves used in the IG Unit restoration and repair process, (ii) conducts training and certification of technicians to perform the services and (iii) packages and distributes various products used in performing the services.

Pursuant to the Agreement, Crystal Clear appointed MDS the exclusive reseller in all territories worldwide, other than the United States and Canada, and a non-exclusive reseller in the United States and Canada of Crystal Clear dealerships to provide the Services (the "Dealerships"). Over the two (2) year term of the Agreement, we have agreed to purchase fifty 50) Dealerships. We intend to mark up these Dealerships for resale within our permitted territories to interested purchasers in accordance with the terms of the Agreement. We also intend to operate certain Dealerships through subsidiary companies we shall establish for some Dealerships.

Other master dealership agreements in the glass restoration industry, similar to the Crystal Clear agreement, will be added in the future as the IG Unit repair business develops.

                                  Subsidiaries

We have one (1) subsidiary that currently operates a Dealership in Bend, Oregon. IG Wizard, Inc., a Nevada corporation (IGW) was incorporated in the State of Nevada on August 6, 2004. IGW is authorized to issue 25,000,000 shares of common stock, par value $0.001. There are currently 1,000,000 shares of IGW's common stock issued and outstanding. We own 750,000 common shares, or 75% of IGW's issued and outstanding shares of common stock. Michael P. Boyle, IGW's Director and President, and a Director of MDS, owns 250,000 common shares, or 25% of IGW's issued and outstanding shares of common stock. Harry P. Beugelink and Michael P. Boyle are the Directors of IGW. Their terms both expire August 5, 2006. Michael P. Boyle is the President of IGW and his term expires on August 5, 2006. Harry Beugelink is Treasurer and Secretary of IGW and his term expires on August 5, 2006.

IGW's principal executive office is located at 20554 Builders St., Suite #1, Bend, Oregon 97701. Our telephone number is (541) 350-0341. Our website is www.igwiz.com.


                               Marketing Strategy

The initial marketing strategy will be to work through existing market contacts. Management has extensive contacts in the residential and commercial glass industry as well as a large network of entrepreneurs.

We will attend glass trade shows and shows for the residential and commercial building maintenance and renovation industry. We will also attend shows that are focused on the small entrepreneur that is interested in franchising or dealerships.

We will advertise in Entrepreneurial magazines to target the small entrepreneur that is interested in franchising or dealerships. Advertisements will be places in industry magazines to target existing business operators that could use a dealership to expand their product and service offering.

We will initiate a direct mail campaign targeted to existing companies already involved in the glass replacement or home renovation business.

                                   The Market

Our primary focus will be the residential and commercial renovation and building maintenance industry. Initially in North America, but fairly early in the development stage we will also target Western Europe.

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DESCRIPTION OF BUSINESS - continued

Market Segments


Geographically the markets that have been identified are:
     o    United States.
     o    Canada.
     o    Western Europe.
     o    Japan

Industry Segments are:
     o    Building Maintenance.
     o    Property Management.
     o    Home Renovation.
     o    Residential Construction Industry.
     o    Commercial Construction Industry.

Dealership Prospects

Primary prospects for dealerships are existing business owners in the general glass and home repair business who are looking to add an additional service to their business. For example: o Residential and commercial glass repair companies.

     o    Window Cleaning companies.
     o    Home Renovation companies.
     o    Property Management companies.
     o    Handyman Service Companies.
     o    Landscaping and Garden Companies.
     o    Painting Companies.

Secondary prospects would be entrepreneurs looking for a "new" business opportunity, and corporate refugees who have left the corporate world and who are looking for a home based business that is not very capital intensive to start up. The initial capital cost for a dealership is relatively low and it would attract individuals that are looking for a new business opportunity in the franchise or dealership industry.

Segmentation

The main difference in operating a dealership will be the market segmentation between the residential home repair and maintenance sector and the commercial building repair and maintenance sector. The technology applied is the same, but the marketing strategies for each sector is different. The residential home repair sector generally requires a broad advertising and marketing approach, while the commercial sector would be best served by a targeted advertising through direct mailings and personal contacts with property management companies.

Market Size

The home renovation business is a billion dollar industry in North America where the initial focus will be concentrated. The window repair industry, and the market for failed IGUs in particular, is very large also. According to Statistics Canada there are approximately 140 million IGU's in Canada and that on average an IGU fails in 15 years. This means that every year there are approximately 10 million additional failed IGU's available for restoration, repair or replacement. If we extrapolate that number to the US, our potential market is in excess of 100 Million failed IGUs in North America alone every

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DESCRIPTION OF BUSINESS - continued

year. Certain geographical areas will be more prone to cause IGU failure than others. Areas with extreme temperatures and high humidity during parts of the year will be most susceptible to cause IG Units to fail. Although areas with low humidity also will have failed IGUs, the problem will not be as problematic to the home or building residents, because the "fogging" that occurs in wetter climates will not be as severe in drier climates.

Although the market size is difficult to quantify, intuitively the numbers referred to above are reasonable, considering the fact that most homeowners have one or more failed IGUs, or know someone that has that problem. One only needs to look out for the problem in public buildings and failed IGUs can be seen everywhere.

Assuming renewal of the Master Dealership and Resale Agreement after MDS has purchased the first 50, the 100 dealerships we will develop for Crystal Clear over the 4 year term of the agreement will only cover a small part of the available market. Although we have the rights worldwide to set up Crystal Clear dealerships, we will initially focus on the US Pacific Northwest and Western Canada.

                                   Competition


Although there are numerous competitors in every city and town in the form of glass companies that "replace" failed insulated glass units (IGUs), there are none in the IGU repair business because this process is new to the window industry. Therefore, our competition is not coming from other IGU repair companies, but from those that replace failed IGUs. The glass repair business is a large industry, but the traditional glass companies are all in the IGU replacement business. Competitors in the IGU replacement business are:

     o TCG International Inc. - A large multi-national glass and communications company with 3,000 owned and franchise operations in 43 countries. Although TCG has a flat glass division that does residential and commercial window replacement, they are mainly focused on the auto glass aftermarket and telecommunications.
     o Glass Doctor - A franchise with over 100 franchises in the US. The Glass Doctor's franchises focus on all glass replacement and repair work for residential and commercial windows.
     o Window Manufacturers - Most window manufacturers have a service division that replaces faulty IGUs and does window repairs on windows manufactured by them. These repairs are generally done within a few years after the windows have been installed, because the repairs are usually still covered under the company's warranty program. The older the window, the more likely it falls outside the warranty period and the homeowner will shop around for a small window repair company to get the work done.
     o Small Window and Glass Repair Companies - The window and glass repair industry is highly fragmented and there are a large number of companies that fall into this category. Every city and town has a few of these companies. These companies generally do any kind of glass repair in the home, ranging from shower doors, mirrors, glass counter tops, stained and etched glass windows to failed IGU replacement. Although these companies are competitors because they are in the IGU replacement business, they are also candidates for dealerships and will be targeted by MDS to acquire a dealership.

                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers. Our market consists of every commercial and residential building that has IG Units. As pointed out earlier a market size of over 100 Million failed IGUs annually in North America alone.

        Patents, Trademarks, Franchises, Concessions, Royalty Agreements,
                               or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.

               Effect of Governmental Regulations on our Business

We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada and Oregon, as well as federal securities laws and regulations after the effective date of this registration statement. In complying with these laws and regulations, we will incur additional legal and accounting costs and expenses, but we do not believe such costs and expenses shall have a material effect on our operations or liquidity.

              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. The materials and liquid solutions used in the IG repair process are composed of common household materials and we do not expect that further tightening of environmental regulations will have a significant impact on our business. If anything, tighter environmental regulations will have a positive impact because IG Units that are replaced now end up in a landfill. Our IGU repair process will eliminate the dumping of failed IG units in landfills and would therefore benefit from tighter environmental laws.

                                   Bankruptcy

We  have  not  been  involved  in  any   bankruptcy,   receivership  or  similar
proceedings.

                              Equity Incentive Plan

We currently have no equity incentive or option plan in place, but we plan to implement a share option plan in the near future.

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DESCRIPTION OF BUSINESS - continued

                               Number of Employees

We currently employ 2 full-time employees and 2 part-time employees.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We currently make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We are currently subject to disclosure filing requirements, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we are required to file Forms 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts, deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Our objectives for the next twelve (12) months are:

o    Sell Dealerships.

To roll out the initial 50 Crystal Clear dealerships at a rate of 25 per year for the first 50 and reduce the roll out time for the subsequent set of 50 dealerships by 6 months. The outright sale of dealership requires very little financial resources and manpower. We are using our existing network of business contacts to find parties that are interested in a dealership. Every sale of a dealership generates a minimum of $10,000 in commissions of which $1,500 will be paid as a referral fee to a 3rd party that introduced the dealer. The business plan is based on the purchase of at least 2 dealerships per month. This would produce $17,000 or more revenue and would be sufficient to generate a positive cash flow in MDS and support one part time person to coordinate the sales activities and dealership sign up.

o Set up MDS owned Dealerships.

Because profit margins are very attractive at the dealership level, MDS will set up corporately wholly owned stores, or in partnership with other interested parties. One such partnership is IG Wizard Inc. in Oregon, in which MDS is a 75% shareholder. In addition to new dealerships owned by MDS, we will approach existing small operators which are already in the Residential and Commercial Building Services Industry and partner with them in specific dealerships through minority or majority ownerships. To roll out dealerships that are wholly or partly owned by MDS, additional funding will be required to acquire and start up these dealerships. We estimate that a dealership of 2 technicians will require funding to a maximum of about $75,000 over a 3-month period before the dealership can support its operations from cash flow. Most existing dealerships operate with no more than 3 people, two technicians and one part time administrative person. MDS will provide the funding to the wholly or partly owned dealerships from revenue generated through the sale of dealerships and the royalty received from product purchases by MDS dealers. If MDS cash flow is insufficient, funding will be sought through shareholder loans or private funding. We aim to have the first MDS owned dealership in Oregon operational before, September1, 2004 and we intend to open a new MDS owned dealership or a new branch location of IGW every 6 months thereafter.

o Acquire the rights to other Glass Restoration Processes and/or Dealerships.

We will acquire other Master Dealerships in the Residential and Commercial Building Services Industry with Partner Companies, that have products and services that are synergistic with Crystal Clear, to combine "Alike" Master Dealerships and bundle them for marketing to individual dealers. We are looking at Scratch Removal and Glass Coating systems that can be bundled with the IG repair business and offered as comprehensive Glass Restoration Dealerships. With the glass industry experience of management personnel, Mike Boyle and Harry Beugelink, we are ideally situated to acquire other dealership agreements and to offer complete training and certification of technicians for a wide range of glass restoration services. To achieve this part of our business plan, additional funding will be needed. We are considering a private placement offering of up to $4 million to acquire additional dealership agreements or, thorough acquisition, get the control over glass restoration processes that are synergistic with the IG repair business. With current management in place, we have the key personnel to execute such a plan, but the additional funding is necessary to execute this aspect of our business plan quickly, so that we can capitalize on the market potential that exists in North America. It is our goal to acquire a second glass restoration process by the December 31, 2004 and acquire a third glass restoration process by June 30, 2005.

o    Become a Training Center for US dealerships.

Based on the market potential in the US, and the interest shown from US dealers, Crystal Clear in Canada will have to add to its dealer training capacity. Because Crystal Clear will soon be maxed out on its training facility, we are in discussions with Crystal Clear to take over the training of US dealers at our corporate IG Wizard dealership in Oregon. Our intend to bundle the IG repair dealerships with other glass restoration dealerships, such as scratch removal and glass coating, will give us opportunity to substantially increase our revenue and profits, by offering combined training programs that cover a wide range of glass restoration services. This will generate revenue from training fees that currently go to Crystal Clear in Canada, but it also generates additional revenue for the training of other glass restoration techniques. This will make MDS dealerships a one-stop shopping place for glass restoration needs.

An agreement in principle is already in place with Crystal Clear, which will give MDS the rights to train and certify technicians for the IG repair process at our IGW facility in Oregon. In order to be able to offer training services we will need to lease a larger facility than if we were to only set up a dealership. Discussions are in progress with a scratch removal company to lease part of their facility and also to acquire the rights to offer training and certification for their scratch removal process. If these negotiations are successful, we would achieve two of our objectives. Namely, we would have a second glass restoration process to add to the IG repair business and we will have the ability to train and certify technicians in two glass restoration processes. The key people are in place to manage the training programs but it can only be executed if we can attract the required funding. We aim to have an agreement with Crystal Clear by September 30, 2004 to train and certify technicians for the IG repair. We also want to have an agreement to train and certify technicians in a 2nd glass restoration process and have our training facility in place by October 31, 2004.

If funding is available all of the above components of the business plan can be executed effectively. If no funding can be obtained, MDS' potential will be limited, but the business plan can be executed, but at a much slower pace. If funding can be obtained, MDS will be able to capitalize on the enormous market potential that exists in this untapped IG Unit repair market and ancillary services. With the strong glass industry experience and management experience of key management personnel that is now in place, the business plan has all the ingredients to create a successful and profitable glass restoration business in North America and worldwide.

                             Results of Operations.

Fiscal Year Ended December 31, 2003 as compared to fiscal year ended December 31, 2002.

Total revenues for fiscal 2003 were $0 as compared to $0 in fiscal 2002, as we were a corporation and engaged in no business activities during these periods.

We had total assets of $0 at December 31, 2003, compared to total assets of $0 at December 31, 2002, as we were a corporation and engaged in no business activities during these periods.

We had total current liabilities of $0 at December 31, 2003 compared to total current liabilities of $0 at December 31, 2002.

Cost of goods sold for fiscal 2003 was $0 as compared to costs of Goods sold of $0 for fiscal 2002, as we were a corporation and engaged in no business activities during these periods.

We had no interest expense for fiscal years 2003 or 2002.

The decrease in the net loss between 2003 and 2002 was minimal.

At December 31 of, 2003 and 2002 we had no assets.

The change in General and administrative expenses between the two years was minimal.

Six Months Ended June 30, 2004 as compared to Six Months Ended June 30, 2003.

There was no business activity conducted prior to June 30, 2003, therefore, substantially all changes are due to the business of the Company occurring in the second quarter of 2004.

Net loss for the six months ended June 30, 2004 increased by $48,962 compared to the same period in fiscal 2003, due to the second quarter 2004 business activity, which consisted largely of first time revenues for the resale of two dealerships of approximately $19,000 and offsetting sales commissions and management fees payable to OFG of approximately $7,600 and $54,000, respectively. Liquidity and Capital Resources

At June 30, 2004, we had approximately $7,000 in cash and cash equivalents.

Our sources of liquidity are currently generated by current dealership sales and working capital provided by OFG, and we do not require any additional capital to continue our current operations, including the ability to grow within the market. However, as indicated above, strong additional growth through the expansion into other products and services is possible if we are successful in bringing in additional equity capital. Failure to raise capital when needed could adversely impact our business, operating results and liquidity. If additional funds are raised through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

Our liquidity and operating results are not materially affected by seasonal fluctuations in our sales.

We have sufficient cash flow and working capital resources to cover all operations within the parameters and guidelines we have set for our operations for the next twelve (12) months if we only sell dealerships. However, the start up of IG Wizard, our first corporate dealership does require additional funding. This will be achieved through private funding directly to IG Wizard. We can continue current operations with reasonable annual growth from dealership sales, cash flows and profits.

We do not offer any customer incentives in connection with the purchase or promotion of our products. The dealership price is established by agreement between Crystal Clear and MDS and no incentives can be given to MDS dealers that are not also given to Crystal Clear's own dealers.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Critical Accounting Policies

The SEC recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policies include: Revenue recognition, which affects the presentation of dealership reseller sales, and general and management services which are substantially provided by a related party. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our financial statements subsequent March 31, 2004. Revenue recognition

Dealership Resales

Although the agreement relating to the reselling of dealerships requires us to purchase each dealership we resell, we believe that the proper accounting presentation for such activity is to report the net amount received and retained by us for each dealership sold, as commission revenues, rather than grossing up the transaction as a sale and cost of sale. Commission revenues are recognized based on the finalization of the dealership agreement with us and the receipt of the total amount owed by the dealer, less the portion we owe to Crystal Clear. Commissions retained are nonrefundable.

Other Revenues

The master dealership also provides that we be paid one-third of all gross receipts Crystal Clear receives for product sales relating to the dealerships sold by us. Such sales will be recorded at the time Crystal Clear renders such sales information to us.

Management Services

OFG EuroPacific Limited (OFG), a Cyprus corporation, provided management and legal services during the current quarter totaling $54,000 which includes the services of our president and legal counsel at the rate of $9,000 per month for each. Former management had provided services and operating expenses to us since inception which were reclassified in the current quarter as paid in capital, since such amounts were previously and currently classified as advances from shareholder, which totaled $22,976 as of June 30, 2004.

DESCRIPTION OF PROPERTY

Office Facilities

MDS is currently negotiating a lease through its IGW dealership in Oregon. MDS will have its administrative office at the IG Wizard facility. The final terms of the lease have not been negotiated yet but it is expected to be completed by the middle of August 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 16, 1998, we issued 400,000 shares of our common stock to our former Director and President, Kevin Ericksteen for services rendered to our company. The value of these services to us was $400, or $0.001 per share.

On July 16, 1998, we issued 400,000 shares of our common stock to our former Director, Trearurer and Secretary, Deanna Olson, for services rendered to our company. The value of these services to us was $400, or $0.001 per share.

On January 12, 1999, Kevin Ericksteen, our then Director President, and Deanna Olson, our then Director, Treasurer and Secretary, gifted an aggregate of 32,000 shares of their common stock to 32 individuals who were either family members or personal acquaintances of Mr. Ericksteen and Ms. Olson.

On June 28, 2004, our former Director and President returned 1,152,000 shares of our common stock to our treasury.

On June 28, 2004, our former Director, Secretary and Treasurer returned 1,152,000 shares of our common stock to our treasury.

On June 28, we issued 10,000,000 shares of our common stock to OFG EuroPacific Limited pursuant to the terms of a Stock Purchase Agreement of even date. Our Director, President, Treasurer and Secretary, Harry P. Beugelink, is a Director and Chief Operating Officer of OFG EuroPacific Limited.

On July 25, 2004, we issued 50,000 shares of our common stock at $0.001 per share to our Director, Chief Operating Officer, and President, Treasurer and Secretary of IGW, Michael P. Boyle, pursuant to a letter of offer for employment between MDS and Mr. Boyle.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

                   Approximate Number of Common Stock Holders

As of July 31, 2004 we had 10,546,000 shares of common stock issued and outstanding, held by 56 shareholders. We have no outstanding warrants or options to purchase our securities, with the exception of separate issuances of 100,000 shares of our common stock that will be issued to our Director and Chief Operating Officer, Michael P. Boyle, upon completion of respectively 1 and 2 years employment with MDS.

                        Shares Eligible for Future Sale.

Upon completion of the offering, we will have 10,546,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of MDS defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, MDS, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about MDS. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by MDS for services rendered in all capacities to MDS from January 1, 2003 through the fiscal year ended December 31, 2003, of all officers and directors of the Company.

Name and Principal
Underlying
Positions at 12/31/03             Salary    Bonus    Compensation      Options
--------------------------------------------------------------------------------
Kevin Ericksteen                     0        0           0               0
President/Director
Deanna Olson                         0        0           0               0
Director/Treasurer/Secretary

LEGAL MATTERS

The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 will pass upon the validity of the shares offered hereby for MDS.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

Our By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

The financial statements of MDS as of December 31, 2003 and 2002, included in this prospectus have been audited by Braverman & Company, P.C., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Braverman & Company, P.C. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS

       MASTER DISTRIBUTION SYSTEMS, INC. (FORMERLY ROBERTS & LEVIN, INC.)


                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

                                TABLE OF CONTENTS


                                                                          PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ....................32

BALANCE SHEETS .............................................................33

STATEMENTS OF OPERATIONS ...................................................34

STATEMENTS OF STOCKHOLDERS' EQUITY .........................................35

STATEMENTS OF CASH FLOWS ...................................................36

NOTES TO FINANCIAL STATEMENTS ..............................................37

FINANCIAL STATEMENTS AND NOTES FOR PERIOD ENDING JUNE 30, 2004 .............42

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Master Distribution Systems, Inc.
(formerly Roberts & Levin, Inc.)
Bend, Oregon 97701

We have audited the accompanying balance sheet of Master Distribution Systems, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Distribution Systems, Inc., as of December 31, 2003, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception and has a deficit in retained earnings and stockholders' equity. Its ability to continue as a going concern is dependent upon its ability to achieve profitable operations and /or develop additional sources of capital. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Braverman & Company, P.C.
Prescott, Arizona
March 3, 2004

                              ROBERTS & LEVIN, INC.
                         ( a Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2003





                                     ASSETS
                                   -----------

 CURRENT ASSETS                                               $             -
                                                            ------------------

                                                              $              -
                                                            ==================

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ------------------------------------------------


CURRENT LIABILITIES

       Accounts payable, officers/shareholders                $         19,933
                                                            ------------------

       Total Current Liabilities                                        19,933
                                                            ------------------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, par value $.001, 25,000,000 shares
        authorized, 1,000,000 issued and outstanding                     1,000
     Paid-in capital                                                     1,800
    (Deficit) accumulated during the development stage                 (22,733)
                                                            ------------------

                 Total Stockholders' Equity (Deficit)                  (19,933)
                                                            ------------------

                                                              $              -
                                                            ==================


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              ROBERTS & LEVIN, INC.
                         ( a Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                                     Cumulative
                                                                       from
                                                                      July 16,
                                                                       1998
                                                                   (Inception)
                                                                       to
                                        Years Ended December 31,   December 31,
                                        ------------------------- -------------
                                            2003        2002            2003
                                        ------------ ------------ -------------

REVENUE                                  $         -  $         -  $          -
                                        ------------ ------------ -------------

EXPENSES
  General and adminstrative                    4,358        4,335        22,733
                                        ------------ ------------ -------------


  TOTAL EXPENSES                               4,358        4,335        22,733
                                        ------------ ------------ -------------

NET (LOSS)                               $    (4,358) $    (4,335) $    (22,733)
                                        ============ ============ =============

NET (LOSS) PER COMMON SHARE-BASIC        $     *      $     *
                                        ============ ============

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING               1,000,000    1,000,000
                                        ============ ============

* Less than $(.01) per share


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              ROBERTS & LEVIN, INC.
                         ( a Development Stage Company)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                    (Deficit)
                                                                                   Accumulated
                                               Common Stock                        During the
                                      ----------------------------     Paid-in     Development
                                         Shares        Amount          Capital       Stage           Total
                                      -------------- ------------- -------------- ------------- --------------
Balances, at inception                             -  $          -  $           -  $          -  $           -
July 16, 1998:
Proceeds from sale of common
  stock at $.01 per share                    200,000           200          1,800                        2,000
Proceeds from sale of common
  stock at par value $.001                   800,000           800                                         800
  Net (loss) for the period                                                              (2,385)        (2,385)
                                       -------------- ------------- -------------- ------------- --------------

Balances, December 31, 1998                1,000,000         1,000          1,800        (2,385)           415
  Net (loss) for the year                                                                (2,985)        (2,985)
                                      -------------- ------------- -------------- ------------- --------------

Balances, December 31, 1999                1,000,000         1,000          1,800        (5,370)        (2,570)
  Net (loss) for the year                                                                (2,985)        (2,985)
                                      -------------- ------------- -------------- ------------- --------------

Balances, December 31, 2000                1,000,000         1,000          1,800        (8,355)        (5,555)
  Net (loss) for the year                                                                (5,685)        (5,685)
                                      -------------- ------------- -------------- ------------- --------------

Balances, December 31, 2001                1,000,000         1,000          1,800       (14,040)       (11,240)
  Net (loss) for the year                                                                (4,335)        (4,335)
                                      -------------- ------------- -------------- ------------- --------------

Balances, December 31, 2002                1,000,000         1,000          1,800       (18,375)       (15,575)
  Net (loss) for the year                                                                (4,358)        (4,358)
                                      -------------- ------------- -------------- ------------- --------------

Balances, December 31, 2003                1,000,000  $     1,000   $       1,800  $    (22,733) $     (19,933)
                                      ============== ============= ============== ============= ==============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                       F-4

                              ROBERTS & LEVIN, INC.
                         ( a Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                   Cumulative
                                                                                      from
                                                                                    July 16,
                                                                                      1998
                                                                                  (Inception)
                                                                                       to
                                                       Years Ended December 31,   December 31,
                                                     ------------- ------------- -------------
                                                          2003         2002           2003
                                                     ------------- ------------- -------------
OPERATING ACTIVITIES
     Net (loss) from operations                       $     (4,358) $     (4,335) $    (22,733)
                                                     ------------- ------------- -------------

        NET CASH (USED BY) OPERATING ACTIVITIES             (4,358)       (4,335)      (22,733)
                                                     ------------- ------------- -------------

FINANCING ACTIVITIES
     Shareholder advances                                    4,358         4,335        19,933
     Proceeds from sale of common stock                                        -         2,800
                                                     ------------- ------------- -------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES               4,358         4,335        22,733
                                                     ------------- ------------- -------------

     NET INCREASE IN CASH                                        -             -             -
                                                     ------------- ------------- -------------

     CASH, BEGINNING OF PERIOD                                   -             -             -
                                                     ------------- ------------- -------------

     CASH, END OF PERIOD                              $          -  $          -  $          -
                                                     ============= ============= =============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              ROBERTS & LEVIN, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

Master  Distribution  Systems,  Inc. (the Company),  (formerly  Roberts & Levin,
Inc.), was in the development stage from inception through March 31, 2004, as defined in Financial Accounting Standards Board Statement No. 7. In April 2004, the Company earned substantial revenues, and no longer continued as a development stage company. It is a Nevada corporation, formed July 16, 1998.

Its year-end is December 31.

Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue in existence is dependent on its ability to develop its present business and/or raise additional capital. Management's plan is to pursue the development of its present business plan, which includes the addition of related business opportunities. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Income Taxes

Income taxes are provided for using the liability method of accounting. A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to more likely than not be realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

Earnings (loss) Per Common Share

Loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share". For loss per share and financial presentation purposes, all shares outstanding were considered issued at inception of the Company. Retroactive effect has been given to loss per share and the shares outstanding since inception for the 3 for 1 forward stock split approved by the Board of Directors in the second quarter of 2004.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

NOTE 2 - OPERATING EXPENSES WHILE IN THE DEVELOPMENT STAGE

Operating expenses since inception include amounts incurred by the Company for management services, incorporation and annual charter fees, office expenses, filing fees, resident agent and auditing and review services at the lower of cost or fair value. Since the Company has never maintained a bank account, all such expenses incurred to date have been paid by the principal shareholder, less the proceeds and value received from the sale of the 1,000,000 shares of the Company's common stock of $2,800. As of December 31, 2003, the accumulated amount of such expenses owed to shareholder, net of the proceeds of common stock was $19,933. During the second quarter the Company commenced its operations and the parent company provided the majority of operating expenses incurred which were billed to the Company as a management fee.

NOTE 3 - INCOME TAXES

There was no current federal tax provision or benefit for any period since inception, nor were there any recorded deferred income tax assets as such amounts were completely offset by valuation allowances. All expenses incurred since inception through March 31, 2004, are considered start-up costs for income tax purposes, and became deductible through amortization over 60 months when the Company's business commenced in the second quarter of 2004. Therefore, the Company has no net operating loss carryovers for income tax purposes as of December 31, 2003.

The following is an analysis of deferred tax assets for as of December 31, 2002 and 2003.

                                              Deferred     Valuation
                                              Tax Assets   Allowance     Balance
                                             ----------- ----------- -----------
Deferred tax assets at December 31, 2002      $   3,675      (3,675)  $     -0-
Additions for 2003                                  868        (868)        -0-
                                             ----------- ----------- -----------

Deferred tax assets at December 31, 2003      $   4,543    $ (4,543)  $     -0-
                                            =========== =========== ===========


The following is reconciliation from the expected statutory federal income tax provision to the Company's actual income tax (benefit) for the years ended December 31:

                                                                 2003      2002
                                                            --------- ---------
Expected income tax (benefit) at federal statutory tax rate  $ ( 868)  $  ( 867)
Valuation allowance                                              868        867
                                                            --------- ---------

Actual income tax (benefit)                                  $    -0-  $    -0-
                                                            ========= =========

For the six months ended June 30, 2004 additional deferred tax assets and related valuation approximates $10,000.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

No income tax returns have been filed since inception, nor is there any income tax liability associated with such returns.


NOTE 5 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

     This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

NOTE 6 - SUBSEQUENT EVENTS

     From January through June 2004

Acquisition of dealership reseller rights for common stock

During the current quarter, the Company issued 10 million shares to an unrelated party to acquire the exclusive worldwide rights, except for the United States and Canada, to acquire and resell dealerships involving the technology to restore, repair and renew residential and commercial glass units in windows and patio doors by the application of thermal pane moisture control systems to remove moisture and condensation, restore insulation value and prevent re-occurrence of condensation and further degradation of failed windows.

The 10 million shares issued during the second quarter of 2004, were valued by the Board of Directors at par, $.001 per share, for at total of $10,000, which approximates the legal and travel costs incurred by the unrelated party, OFG EuroPacific Limited (OFG), a Cyprus corporation, to facilitate the rights provided by a Canadian based manufacturing company, Crystal Clear Window Works, Inc. (CRYSTAL CLEAR)

Cost and amortization of acquired dealership reseller rights

The aforementioned capitalized rights, which were recorded at a cost of $10,000, are being amortized ratably over a 24 month period commencing May 2004, based on the initial term of the master dealership & resale agreement. The agreement may be extended another two years if the Company purchases 50 dealerships during the first two years of the agreement in accordance with a prescribed minimum number ranging from one each month from July 2004, through April 2005, increasing to a maximum of 4 per month in November 2005, through the balance of the two year term.

Revenue recognition

Dealership resales

Although the agreement relating to the reselling of dealerships requires the Company to purchase each dealership it resells, the Company believes that the proper accounting presentation for such activity is to report the net amount received and retained by the Company for each dealership sold, as commission revenues, rather than grossing up the transaction as a sale and cost of sale. Commission revenues are recognized based on the finalization of the dealership agreement with the Company and the receipt of the total amount owed by the dealer, less the portion owed to CRYSTAL CLEAR. Commissions retained are nonrefundable.

Other revenues

The master dealership also provides that the Company be paid one-third of all gross receipts CRYSTAL CLEAR receives for product sales relating to the dealerships sold by the Company. Such sales will be recorded at the time CRYSTAL CLEAR renders such sales information to the Company.

Related party transactions

Management Services

The Company's parent, OFG, provided management and legal services during the current quarter totaling $54,000 which includes the services of the Company's president and legal counsel at the rate of $9,000 per month for each. Former management of the Company had provided services and operating expenses to the Company since inception which were reclassified in the current quarter as paid in capital, since such amounts were previously and currently classified as advances from shareholder, which totaled $22,976 as of June 30, 2004.

Cancellation of Outstanding Shares

Prior to the issuance of 10 million shares during the current quarter, the Company forward split its outstanding shares 3 for 1 and the principal shareholders returned 2,504,000 shares to the treasury which were cancelled, resulting in an increase in paid in capital of $2,504 and a reduction in par value of $2,504.

Commission Expense

OFG was paid $7,633 during the current quarter for its efforts in locating and selling the two dealerships reported as commission income by the Company. Future commission expense is expected to be $1,500 for each dealership sold by OFG for the Company.

Subsequent to June 30, 2004
---------------------------

Formation of Majority Owned Subsidiary

The Company may develop and operate some of the dealerships as a master dealer (corporate stores) for which a separate majority owned subsidiary was formed by the Company as a Nevada corporation in July, 2004, for that purpose. The subsidiary, IG Wizard, Inc. (IGW) is owned 75% by the Company and 25% by the subsidiary's president and chief operating officer, who is also a member of the Board of Directors of the Company.

The Company and OFG have entered into an agreement with the president of IGW to provide him with:
annual compensation of $96,000 over a two year employment period, in addition to other fringe benefits including health insurance, commencing July 15, 2004, 50,000 shares of restricted common stock, an option to acquire 200,000 shares of the Company's common stock over a two year vesting period, with a grant date of July 15,2004.

The Company plans to adopt FAS123 for reporting stock-based compensation.

Option valuation models require input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumption can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of our employee stock options.

Proposed Filing of a Registration Statement

The Company is presently pursing the filing of a registration statement with the Securities and Exchange Commission on Form SB-2. If it becomes effective, 1,275,700 shares of the outstanding shares as of June 30, 2004 will be sold to the public, however, no proceeds will be obtained from the offering by the Company.

                                TABLE OF CONTENTS
             FINANCIAL STATEMENTS FOR PERIOD ENDING JUNE 30, 2004          Page

Condensed  Balance Sheets
June 30, 2004 (unaudited) and December 31, 2003 ........................... 43

Unaudited Condensed  Statements of Operations for the
three and six months ended June 30, 2004 and 2003 ......................... 44

Unaudited Condensed  Statements of Cash Flows for the
six months ended June 30, 2004 and 2003 ................................... 45

Consolidated Statement of Stockholders' equity for the period from
December 31, 2003 to June 30, 2004 (unaudited) ............................ 46

Notes to Financial Statements (unaudited) ................................. 47

                        MASTER DISTRIBUTION SYSTEMS, INC.
                            CONDENSED BALANCE SHEETS




                                                      June 30,    December 31,
                                                        2004          2003
                                                   ------------- --------------
                                                    (unaudited)
                               ASSETS
                            ------------

 CURRENT ASSETS-cash                                  $    7,139 $           -

 OTHER ASSETS
     Dealership reseller rights, net                       9,167
                                                   ------------- -------------

                                                     $    16,306 $           -
                                                   ============= =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ------------------------------------------------

CURRENT LIABILITIES

     Accounts payable                               $        260  $          -
     Shareholder advances                                      -        19,933
     Accrued management fees-parent company               54,000
                                                   ------------- -------------
       Total Current
Liabilities                                               54,260        19,933
                                                   ------------- -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, par value $.001, 25,000,000
  shares authorized, 1,000,000 issued and
  outstanding 2003                                        10,496         3,000
Paid in capital                                           25,480
Retained earnings (deficit)                              (73,930)      (22,933)
                                                   ------------- -------------
Total Stockholders' Equity (Deficit)                     (37,954)      (19,933)
                                                   ------------- -------------

                                                     $    16,306   $         -
                                                   ============= =============




                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                        MASTER DISTRIBUTION SYSTEMS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                   Three Months Ended      Six Months Ended
                                       June 30,                 June 30,
                                ------------------------------------------------
                                    2004        2003        2004        2003
                                ------------------------------------------------


REVENUES
Commissions                       $   19,075   $      -   $  19,075   $       -
                                ------------ ---------- ----------- -----------
EXPENSES
 Selling expenses-parent company       7,633                  7,633
 General and administrative            5,179        875       7,606       2,035
 Management fees-parent company       54,000                 54,000
 Amortization                            833                    833
                                ------------ ---------- ----------- -----------

 Total expenses                       67,645        875      70,072       2,035
                                ------------ ---------- ----------- -----------

NET (LOSS)                        $  (48,570)  $   (875)  $ (50,997)  $  (2,035)
                                ============ ========== =========== ===========

BASIC NET (LOSS) PER SHARE        $    (0.01)     *         $ (0.01)     *
                                ============ ========== =========== ===========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING        5,498,667  3,000,000   4,249,333   3,000,000
                                ============ ========== =========== ===========

*  less than $(.01) per share

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                        MASTER DISTRIBUTION SYSTEMS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                         Six Months Ended
                                                             June 30,
                                                    ---------------------------
                                                        2004           2003
                                                    ------------- -------------
OPERATING ACTIVITIES
  Net (loss) from operations                            $ (50,997)    $ (2,035)
       Amortization expense                                   833
  Adjustments to reconcile net (loss) to net
    cash used by operating activities:
         Accounts payable                                     260
         Accrued management fees-parent company            54,000
                                                    ------------- -------------

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES            4,096       (2,035)
                                                    ------------- -------------
FINANCING ACTIVITIES
         Shareholder advances                               3,043        2,035
                                                    ------------- -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                   3,043        2,035
                                                    ------------- -------------
NET INCREASE IN CASH                                        7,139            -

CASH, BEGINNING OF PERIOD                                       -            -
                                                    ------------- -------------

CASH, END OF PERIOD                                     $   7,139     $      -
                                                    ============= =============
NON-CASH INVESTING AND FINANCING ACTIVITIES

    Contributed capital                                 $  25,480
                                                    =============
   10 Million Common shares issued to acquire
     dealership rights                                  $  10,000
                                                    =============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                        MASTER DISTRIBUTION SYSTEMS, INC.
                           STATEMENTS OF STOCKHOLDERS'
                                EQUITY (DEFICIT)



                                                    Common Stock                   Retained
                                              -----------------------   Paid-in    Earnings
                                                 Shares      Amount     Capital    (Deficit)       Total
                                              ----------- ----------- ----------- ----------- ------------
Balances, December 31, 2003                     3,000,000   $   3,000               $ (22,933)   $ (19,933)
(unaudited)

  Net (loss) for the quarter                                                           (2,427)      (2,427)
                                              ----------- ----------- ----------- ----------- ------------

Balances, March 31, 2004 (unaudited)            3,000,000       3,000           -     (25,360)     (22,360)

  Contribution of advances to shareholder                                  22,976                   22,976
  Cancellation of shares outstanding           (2,504,000)     (2,504)      2,504                        -
  Issuance of shares for dealership rights     10,000,000      10,000                               10,000
  Net loss for the quarter                                                            (48,570)     (48,570)
                                              ----------- ----------- ---------- ------------ ------------

Balances, June 30, 2004 (unaudited)            10,496,000   $ 10,496      $25,480   $ (73,930)   $ (37,954)
                                              =========== ============ ========== =========== ============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                        MASTER DISTRIBUTION SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)


Note 1. BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position as of June 30, 2004 and the results of its operations and cash flows for the three and six months ended June 30, 2004 and 2003 have been made. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

These condensed financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Form 10-KSB for the year ended December 31, 2003.

Note 2. ACQUISITION OF DEALERSHIP RESELLER RIGHTS FOR COMMON STOCK

During the current quarter, the Company issued 10 million shares to an unrelated party to acquire the exclusive worldwide rights, except for the United States and Canada, to acquire and resell dealerships involving the technology to restore, repair and renew residential and commercial glass units in windows and patio doors by the application of thermal pane moisture control systems to remove moisture and condensation, restore insulation value and prevent re-occurrence of condensation and further degradation of failed windows.

The 10 million shares issued were valued by the Board of Directors at par, $.001 per share, for at total of $10,000, which approximates the legal and travel costs incurred by the unrelated party, OFG EuroPacific Limited (OFG), a Cyprus corporation, to facilitate the rights provided by a Canadian based manufacturing company, Crystal Clear Window Works, Inc. (CRYSTAL CLEAR)

Note 3. COST AND AMORTIZATION OF ACQUIRED DEALERSHIP RESELLER RIGHTS

The aforementioned capitalized rights, which were recorded at a cost of $10,000, are being amortized ratably over a 24 month period commencing May 2004, based on the initial term of the master dealership & resale agreement. The agreement may be extended another two years if the Company purchases 50 dealerships during the first two years of the agreement in accordance with a prescribed minimum number ranging from one each month from July 2004, through April 2005, increasing to a maximum of 4 per month in November 2005, through the balance of the two year term.

Note 4. REVENUE RECOGNITION

Dealership resales

Although the agreement relating to the reselling of dealerships requires the Company to purchase each dealership it resells, the Company believes that the proper accounting presentation for such activity is to report the net amount received and retained by the Company for each dealership sold, as commission revenues, rather than grossing up the transaction as a sale and cost of sale.

Commission revenues are recognized based on the finalization of the dealership agreement with the Company and the receipt of the total amount owed by the dealer, less the portion owed to CRYSTAL CLEAR. Commissions retained are nonrefundable.

Other revenues

The master dealership also provides that the Company be paid one-third of all gross receipts CRYSTAL CLEAR receives for product sales relating to the dealerships sold by the Company. Such sales will be recorded at the time CRYSTAL CLEAR renders such sales information to the Company.

Note 5. FINANCIAL PRESENTATION

The accompanying financial statements are those of Master Distribution, Inc. Its 75% owned subsidiary, IG Wizard, Inc. was not formed until July 2004. The Company earned substantial revenues during the quarter, accordingly, it is no longer considered a development stage company in accordance with FASB #7.

Note 6. RELATED PARTY TRANSACTIONS

Management Services

The Company's parent, OFG, provided management and legal services during the current quarter totaling $54,000 which includes the services of the Company's president and legal counsel at the rate of $9,000 per month for each. Former management of the Company had provided services and operating expenses to the Company since inception which were reclassified in the current quarter as paid in capital, since such amounts were previously and currently classified as advances from shareholder, which totaled $22,976 as of June 30, 2004, and $ 22,360 as of March 31, 2004.

Cancellation of Outstanding Shares

Prior to the issuance of 10 million shares during the current quarter, the Company forward split its outstanding shares 3 for 1 and the principal shareholders returned 2,504,000 shares to the treasury which were cancelled, resulting in an increase in paid in capital of $2,504 and a reduction in par value of $2,504.

Commission Expense

OFG was paid $7,633 during the current quarter for its efforts in locating and selling the two dealerships reported as commission income by the Company. Future commission expense is expected to be $1,500 for each dealership sold by OFG for the Company.

Note 7. LOSS PER SHARE

Stockholders' equity and loss per share have given effect to the aforementioned forward stock split of 3 for 1.

Note 8.  SUBSEQUENT EVENTS

Formation of Majority Owned Subsidiary

The Company may develop and operate some of the dealerships as a master dealer (corporate stores) for which a separate majority owned subsidiary was formed by the Company as a Nevada corporation in July, 2004, for that purpose. The subsidiary, IG Wizard, Inc. (IGW) is owned 75% by the Company and 25% by the subsidiary's president and chief operating officer, who is also a member of the Board of Directors of the Company.

The Company and OFG have entered into an agreement with president of IGW to provide him with:

     1. annual compensation of $96,000 over a two year employment period, in addition to other fringe benefits including health insurance, commencing July 15, 2004,
     2.   50,000 shares of restricted common stock,
     3. an option to acquire 200,000 shares of the Company's common stock over a two year vesting period, with a grant date of July 15,2004.

The Company plans to adopt FAS123 for reporting stock-based compensation.

Option valuation models require input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumption can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of our employee stock options.

Proposed Filing of a Registration Statement

The Company is presently pursing the filing of a registration statement with the Securities and Exchange Commission on Form SB-2. If it becomes effective 1,275,700 shares of the existing outstanding shares will be sold to the public, however, no proceeds will be obtained from the offering by the Company.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of MDS. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of MDS, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                 Amount
                                         --------------
 SEC registration fee                     $       16.60
 Printing and engraving expenses          $      300.00
 Legal fees and expenses                  $   20,000.00
 Accountants' fees and expenses           $       2,500
 Transfer agent's and registrar's fees    $      750.00
     and expenses
 Miscellaneous                            $        0.00
                                         --------------
       Total                              $   23,566.60

MDS will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On July 16, 1998, we issued 400,000 shares of our common stock to our former Director and President, Kevin Ericksteen for services rendered in the formation and organization of our company. The value of these services to us was $500, or $0.001 per share.

On July 16, 1998, we issued 400,000 shares of our common stock to our former Director, Trearurer and Secretary, Deanna Olson, for services rendered in the formation and organization of our company. These value of these services to us was $500, or $0.001 per share.

On June 28, we issued 10,000,000 shares of our common stock to OFG EuroPacific, Ltd., an accredited investor, pursuant to the terms of a Stock Purchase
Agreement of even date for a value of $475,200, or $0.04752 per share. For accounting purposes, and in accordance with federal regulations, we valued the share issuance at $10,000.

On July 25, 2004, we issued 50,000 shares of our common stock at $0.001 per share to our Director, Chief Operating Officer, and President, Treasurer and Secretary of IGW, Michael P. Boyle, pursuant to a letter of offer for employment between MDS and Mr. Boyle.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

        Exhibit
        Number    Description
       --------- -------------------------------------------------------
        3.1      MDS Certificate of Incorporation *
        3.2      MDS Certificate of Amendment
        3.3      MDS Amended and Restated Bylaws
        3.4      IGW Certificate of Incorporation
        3.5      IGW Bylaws
        4.1      Stock Purchase Agreement
        4.2      Master Dealership and Resale Agreement
        4.3      Employment Agreement of Michael P. Boyle
        5.1      Legal Opinion and Consent of Counsel
       23.1      Consent of Independent Auditors

* See Form 10SB12G filed on May 15, 2001, which is hereby incorporated by reference.

                                  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MDS pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Bend, Oregon, United States of America.

Master Distribution Systems, Inc.

By: /s/ Harry P. Beugelink                                Date: August 12, 2004
    ----------------------
        Harry P. Beugelink
        President

By: /s/ Harry P. Beugelink                                Date: August 12, 2004
    ----------------------
        Harry P. Beugelink
        Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date stated have signed this registration statement.

By: /s/ Harry P. Beugelink                                Date: August 12, 2004
  ------------------------
        Harry P. Beugelink
        Director

By: /s/ Michael P. Boyle                                  Date: August 12, 2004
    --------------------
        Michael P. Boyle
        Director